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Filed Pursuant to
Rule 424(b)(3) and (c)
File No. 333-106942

Prospectus Supplement No. 9
Dated January 26, 2005
To Prospectus Dated July 23, 2003

Rigel Pharmaceuticals, Inc.
9,583,331 Shares
Common Stock

        This prospectus supplement supplements the prospectus, dated July 23, 2003, of Rigel Pharmaceuticals, Inc. relating to the offering and sale by selling stockholders of Rigel (or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer) of 9,583,331 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supercedes the information contained in the prospectus. The term "Selling Stockholders" as used in the prospectus shall be deemed to include the selling stockholders identified in the table below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 1 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus supplement is being filed in connection with the distribution of shares held by Frazier Healthcare IV, L.P., identified in the prospectus as a selling stockholder, to its partners. No additional shares of Rigel common stock are being offered for resale hereunder. Except with respect to directors and officers of Rigel, the entities that have filed reports pursuant to Section 13(f) of the Securities Exchange Act of 1934, as amended (the "Act"), and statements of beneficial ownership filed pursuant to Sections 13(d)and 13(g) of the Act, the ownership indicated in the table below is based solely on shares owned by the indicated selling stockholders as a result of a distribution of shares by Frazier Healthcare IV, L.P. on January 24, 2005. The table appearing on pages 15 and 16 of the prospectus under the caption "Selling Stockholders" is supplemented and amended to include the following stockholders in addition to those identified in the prospectus:

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
			Shares Offered
Name and Address of Beneficial Owner***	Shares	Percent*		Shares	Percent*
Frazier Healthcare IV, L.P. 601 Union Street, Suite 3200 Seattle, WA 98101	0	**	0	0	**
(AGE) A.G. Edwards Private Equity Partners	1,349	**	1,349	0	**
(AGEQP) A.G. Edwards Private Equity Partners	2,064	**	2,064	0	**
Allianz Leben Private Equity Fund 2001	27,305	0.2%	27,305	0	**
Allianz Life Insurance Company of NA	15,643	**	15,643	0	**
Allianz Private Equity Partners GmbH	6,826	**	6,826	0	**
Avadis Anlagestiftung (Prev ABB)	2,275	**	2,275	0	**
Blumenthal, Jabe	1,138	**	1,138	0	**
Bowman Family Foundation	284	**	284	0	**
Bowman, Penny M.	228	**	228	0	**

Bristol-Myers Squibb Master Trust by the Northern Trust Company, Trustee	5,689	**	5,689	0	**
Burgess, Ernest A.	114	**	114	0	**
CapCorp Investments N.V.	2,275	**	2,275	0	**
Cascade Investment, L.L.C.	8,533	**	8,533	0	**
Cassemax LLC	1,138	**	1,138	0	**
Cohn, Gerald L. Revocable Trust	87	**	87	0	**
Commonwealth Penn State Employees' Retirement System	34,131	0.2%	34,131	0	**
DR & Grandchildren	2,844	**	2,844	0	**
Dziurzynski, Bogdan	1,138	**	1,138	0	**
Edgewood Management Co. Profit Sharing Plan	228	**	228	0	**
Every, Nathan R.	232	**	232	0	**
Ferguson, Raymond D.	284	**	284	0	**
Fireman's Fund Insurance Company	12,799	**	12,799	0	**
Frank Russell Capital/OMERS, L.P.	4,551	**	4,551	0	**
Frank Russell Global Private Equity	4,551	**	4,551	0	**
Frazier & Company, Inc.(1)	6,599	**	2,118	4,481	**
Gilbert, Jon N.	291	**	291	0	**
GIT IV, L.L.C.	349	**	349	0	**
GW Skinner Trust No. 2	1,138	**	1,138	0	**
H&B Equity Ventures Fund I, LLC	1,138	**	1,138	0	**
Heron, Patrick J.	183	**	183	0	**
Highlands Financial Ltd.	5,689	**	5,689	0	**
Hodge, Thomas S.	290	**	290	0	**
Howard Hughes Medical Institute	22,754	0.1%	22,754	0	**
Immunex	3,413	**	3,413	0	**
Iowa Public Employees' Retirement Systems	22,754	0.1%	22,754	0	**
J. Paul Getty Trust	17,066	**	17,066	0	**
John D. and Katherine T. MacArthur Foundation	5,689	**	5,689	0	**
JP Morgan Chase Manhattan Trustee, for Delta Air Lines	11,377	**	11,377	0	**
JP Morgan Chase Manhattan Trustee, for First Plaza Grp	34,131	0.2%	34,131	0	**
Länsförsäkringar Liv Forsak. (Managed by Nordic Alternative Investment Advisors AB)	10,239	**	10,239	0	**
Lillard Partners	284	**	284	0	**
Massachusetts Institute of Technology	7,964	**	7,964	0	**
Merrill Lynch Ventures LP 2001	11,377	**	11,377	0	**
MIT Private Equity Fund, L.P.	3,413	**	3,413	0	**
Moody, Trevor J.	291	**	291	0	**
Morse, John	1,138	**	1,138	0	**
Morse, Peter/Ellis, Marcia L.	1,138	**	1,138	0	**
Naini, Nader J.	654	**	654	0	**
Nell, Pat	23	**	23	0	**
Northwestern Mutual Life Insurance Co.	5,689	**	5,689	0	**
Overell, Robert W.	654	**	654	0	**
Penn Mutual Life Insurance Co.	5,689	**	5,689	0	**
Pension Private Equity K/S II	3,413	**	3,413	0	**
R.A. Investment Group, Inc.	8,533	**	8,533	0	**

R.D. Merrill Associates, II	1,138	**	1,138	0	**
Rauvola, Bridget S.	46	**	46	0	**
Rockefeller, David	1,138	**	1,138	0	**
Roush, G. James	5,689	**	5,689	0	**
Seidensticker, Robert and Sandra	284	**	284	0	**
Silverstein, Fred E.	327	**	327	0	**
State of Wisconsin Investment Board	11,377	**	11,377	0	**
State Street Bank, Trustee for JC Penney	8,533	**	8,533	0	**
State Street Bank, Trustee for US Airways	5,689	**	5,689	0	**
Step, Eugene	1,138	**	1,138	0	**
Thomas Weisel Global Growth Partners (A), L.P.	2,075	**	2,075	0	**
Thomas Weisel Global Growth Partners (B), L.P.	6,458	**	6,458	0	**
Topper, Jamie	138	**	138	0	**
Traverse Park Ventures, LLC	398	**	398	0	**
Turnstone Ventures, LP	2,048	**	2,048	0	**
University of Puget Sound	2,844	**	2,844	0	**
University of Washington	8,533	**	8,533	0	**
Van Oppen, Peter	284	**	284	0	**
Vulcan Ventures, Inc.	8,533	**	8,533	0	**
Washington State Investment Board	45,508	0.2%	45,508	0	**
Washington State Investment Board	22,754	0.1%	22,754	0	**
Wolf, Scott	46	**	46	0	**

	461,245	2.3%	459,563	1,682	**

*
Percentage calculations based on 19,663,714 shares of our common stock that were issued and outstanding as of January 21, 2005.

**
Less than 0.1%

***
Addresses that are not listed are c/o Frazier Healthcare IV, L.P., 601 Union Street, Suite 3200, Seattle, WA 98101.

(1)
Alan D. Frazier, a director of Rigel since October 1997, is the president and controlling shareholder of Frazier & Company, Inc. As an officer and controlling shareholder, Mr. Frazier may be deemed to share voting and investment powers for the shares held by the foregoing entity. Mr. Frazier disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interest therein.

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Prospectus Supplement No. 9